Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2023, by and between Sleep Number Corporation (the “Company”) and Stadium Capital Management, LLC (collectively with its Affiliates, “Stadium”). The Company and Stadium are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 14 below.

WHEREAS, on August 25, 2023, Stadium filed a Schedule 13D with the Securities and Exchange Commission disclosing its intent to engage in discussions with the Board of Directors (the “Board”) and management of the Company regarding the composition of the Board and opportunities to enhance shareholder value; and

WHEREAS, the Company and Stadium have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Simultaneously with the execution of this Agreement, the Board shall take all necessary actions to increase the size of the Board to twelve (12) directors and appoint Hilary Schneider and Stephen Macadam (the “New Directors”) to the Board as members of the Board in the class with a term expiring at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) or until their earlier death, disability, resignation, disqualification, or removal. At the 2024 Annual Meeting, the Board shall recommend, support, and solicit proxies for the election of the New Directors in a manner no less rigorous and favorable than the manner in which the Company recommends, supports, and solicits proxies for the election of its other nominees.

(b) At the 2024 Annual Meeting, at least one of the directors of the Board, who is not a New Director, shall not stand for re-election or shall retire or resign from the Board (to the extent that such director’s term does not expire at the 2024 Annual Meeting).

(c) Until the Termination Date (as defined below) and as long as Stadium’s Net Long Position remains at or above five percent (5%) of the outstanding shares of the Company’s Common Stock, in the event that one of the New Directors is no longer able to serve as a director of the Company for any reason, Stadium shall be entitled to designate a Qualified Candidate for the replacement of such New Director (such replacement, a “Replacement Director”). Any candidate for Replacement Director shall be subject to the reasonable approval of the Board, which approval shall occur as soon as practicable following Stadium proposing a director and shall not be unreasonably withheld, conditioned or delayed, and such Replacement Director shall be appointed to the Board within five (5) Business Days after the Board has approved of such candidate. In the event the Board determines in good faith not to approve any Replacement Director proposed by Stadium, Stadium shall have the right to propose additional Replacement Directors in accordance with this Section 1(c) until a Replacement Director is appointed to the Board. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s departure or, if the Board or the applicable committee of the Board determines that the Replacement Director does not satisfy the requirements of applicable law or any stock exchange on which the Company is traded with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board. A Replacement Director who is appointed to the Board shall be considered a New Director for purposes of this Agreement. As used in this Agreement, “Qualified Candidate” means an individual who (i) qualifies as an “independent director” under the applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and the applicable governance policies of the Company, (ii) is not a current or former principal, Affiliate or controlled Associate of Stadium, (iii) serves on no more than a total of three (3) other public company boards of directors, and (iv) meets all other qualifications required for service as a director set forth in the Company’s Third Restated Articles of Incorporation (as amended from time to time, the “Charter”), Restated Bylaws ( as amended from time to time, the “Bylaws”), committee charters, corporate governance principles, and any similar documents applicable to directors (collectively, the “Governance Documents”).

(d) Effective as of the date hereof and at least until the Termination Date, the Board shall take all actions necessary to form a Capital Allocation and Value Enhancement Committee of the Board (the “Capital Allocation Committee”), which shall be responsible for objectively reviewing the Company’s use and investment of capital, as well as related disclosures, and making recommendations to the Board with respect thereto. The Capital Allocation Committee shall have the authority to retain independent advisors and prepare a charter for the Capital Allocation Committee (the “Capital Allocation Committee Charter”), subject to reasonable approval of the Board by December 31, 2023. The Board shall take all necessary actions to (i) appoint to the Capital Allocation Committee (A) the New Directors and (B) Barbara Matas and Phillip Eyler and (ii) appoint Mr. Macadam and Ms. Matas as co-Chairs of the Capital Allocation Committee.

(e) Until the Termination Date, Stadium shall have the right to meet with the Capital Allocation Committee once in each fiscal quarter upon written request; provided that Stadium shall provide the Capital Allocation Committee with an agenda and presentation materials for each such meeting at least five (5) Business Days in advance of such meeting.

(f) Upon the New Directors’ appointment to the Board and until the Termination Date, the Board shall take all necessary actions to appoint Mr. Macadam to the Corporate Governance and Nominating Committee of the Board and Ms. Schneider to the Management Development and Compensation of the Board. Additional committee appointments for the New Directors, if any, shall be determined by the Board in good faith, in accordance with the Board’s customary governance processes, and the Board shall give each of the New Directors the same due consideration for committee membership as any other independent director with similar expertise and qualifications.

(g) The Company agrees that each New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(h) Stadium acknowledges and agrees that each New Director shall be governed by (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, and shall, for the avoidance of doubt, be required to strictly adhere to the policies on confidentiality, insider trading and conflicts of interest imposed on all members of the Board, including with respect to discussions, matters or materials considered in meetings of the Board or Board committees. Moreover, consistent with his or her fiduciary duties as a director of the Company, each New Director shall consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest between Stadium and such New Director, on the one hand, and the Company, on the other hand.

2. Voting Commitment. Until the Termination Date, Stadium shall, or shall cause its Representatives to, (a) appear in person or by proxy at each Shareholder Meeting and (b) vote, or deliver consents or consent revocations with respect to, all shares of Common Stock beneficially owned by Stadium in accordance with the Board’s recommendations with respect to all proposals submitted to shareholders at such Shareholder Meeting, in each case as the Board’s recommendation is set forth in the definitive proxy statement, consent solicitation statement, or revocation solicitation statement filed by the Company in respect of such Shareholder Meeting; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) publish voting recommendations that differ from the Board’s recommendation with respect to any proposals (other than a proposal with respect to director elections or removal), Stadium shall be permitted to vote, or deliver consents or consent revocations with respect to any shares beneficially owned by Stadium in accordance with such ISS or Glass Lewis recommendation; provided, further, that Stadium shall be permitted to vote in its sole discretion with respect to any Extraordinary Transaction, or any proposed issuance of shares by the Company. Stadium shall take all actions necessary (including by calling back loaned out shares) to ensure that Stadium has voting power for each share beneficially owned by it on the record date for each Shareholder Meeting.

3. Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, Stadium shall not, and shall cause its Affiliates not to, directly or indirectly:

(a) acquire, offer or seek to acquire, agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities that would result in Stadium and its Affiliates owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than 12.5% of the shares of Common Stock outstanding at such time (the “Maximum Ownership Cap”);

(b) sell, assign, or otherwise transfer or dispose of shares of Common Stock, or any rights decoupled from such shares, beneficially owned by them, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely-dispersed public offerings, to any Third Party that, to Stadium’s knowledge (after reasonable due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and controlled Associates, owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and controlled Associates, has a beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of Common Stock outstanding at such time;

(c) (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any shareholder proposal for consideration at, or other business brought before, any Shareholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Shareholder Meeting; or (vi) call or seek to call, or request the call of, or initiate a consent solicitation or consent revocation solicitation with respect to, alone or in concert with others, any Shareholder Meeting, whether or not such a Shareholder Meeting is permitted by the Charter or Bylaws, including any “town hall” meeting;

(d) form, join or in any way participate in or with any group or agreement of any kind with respect to any voting securities of the Company, other than any such group or agreement that is with an Affiliate of Stadium and such Affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party hereto and such group or agreement would not result in Stadium exceeding the Maximum Ownership Cap;

(e) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, other than any such voting trust, arrangement, or agreement that is with an Affiliate of Stadium and such Affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party hereto and such voting trust, arrangement, or agreement would not result in Stadium exceeding the Maximum Ownership Cap;

(f) seek publicly, alone or in concert with others, to amend any provision of the Charter, Bylaws or Governance Documents;

(g) demand an inspection of the Company’s books and records;

(h) (i) make any public proposal with respect to or (ii) make any public statement or otherwise knowingly seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization, dividend policy, or share repurchase programs or practices of the Company, (C) any other change in the Company’s management, governance, business, operations, strategy, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(i) initiate, make, or in any way knowingly participate, in any Extraordinary Transaction or make any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(j) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(k) enter into any negotiations, agreements, or understandings with any Third Party with respect to any of the foregoing, or knowingly advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(l) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify, or waive any provision of this Agreement;

(m) publicly disclose any vote, delivery of consents or consent revocations, or failure to deliver consents or consent revocations, as applicable, by Stadium against the voting recommendations of the Board in connection with a Shareholder Meeting; or

(n) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that nothing in this Agreement, including the restrictions in this Section 3, shall prevent Stadium from (i) making any true and correct statement to the extent required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over Stadium so long as such request did not arise as a result of any action by Stadium; (ii) communicating confidentially with any director or executive officer of the Company on any matter so long as such communications would not reasonably be expected to trigger public disclosure obligations for either party; (iii) tendering shares, receiving payment for shares or otherwise participating in any transaction approved by the Board on the same basis as the other shareholders of the Company; (iv) identifying potential director candidates to serve on the Board, so long as such actions do not create, and that Stadium would not reasonably expect to create, a public disclosure obligation for Stadium or the Company, are not publicly disclosed by Stadium or its Affiliates and are undertaken on a basis reasonably designed to be confidential; or (v) making or sending private communications to investors or prospective investors in Stadium or any of its Affiliates, provided that such statements or communications (1) are based on publicly available information and (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way either New Director in the exercise of his or her fiduciary duties under applicable law as a director of the Company.

4. Mutual Non-Disparagement. Until the Termination Date, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to, make any public or private statement, file or furnish any document to the SEC, or speak to any analyst, investor, or member of the press or other person, in a manner that criticizes, disparages or otherwise reflects detrimentally on the other party, its subsidiaries, its business, or its current or former directors (in their capacity as such), officers, or employees. A statement or announcement shall only be deemed to be made by the Company if made by a member of the Board or senior management team or other designated representative of the Company, in each case authorized to make such statement or announcement on behalf of the Company. A statement or announcement shall only be deemed to be made by Stadium if made by a manager, director, general partner, member of the senior management team or other designated representative of Stadium, in each case authorized to make such statement or announcement on behalf of Stadium. The restrictions in this Section 4 shall not (a) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case to the extent required, (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, or (iii) any private communications between the parties; (b) prohibit either party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder; or (c) prohibit any private communications among the principals, officers, managers, and employees of Stadium.

5. No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate any lawsuit, claim, or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives based on information known or unknown as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) counterclaims with respect to any proceeding initiated by or on behalf of one party or its Affiliates against the other party or its Affiliates or (c) any Legal Proceeding with respect to claims of fraud in connection with, arising out of or related to this Agreement; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any Legal Proceeding against the other party.

6. Public Statements; SEC Filings.

(a) Within one (1) Business Day following the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A.

(b) Within two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide Stadium and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of Stadium and its Representatives.

(c) Within two (2) Business Days following the date of this Agreement, Stadium shall file with the SEC an amendment to its Schedule 13D setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. Stadium shall provide the Company and its Representatives with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(d) Except for the issuance of the Press Release and the filing of the Form 8-K and the Schedule 13D Amendment, neither party shall issue any press release or other public statement (including in any filing required under the Exchange Act) about the subject matter of this Agreement or the other party, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.

7. Affiliates and Controlled Associates. Each party shall instruct its controlled Affiliates and controlled Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or controlled Associate. A breach of this Agreement by a controlled Affiliate or controlled Associate of a party, if such controlled Affiliate or controlled Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or controlled Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or controlled Associate was a party to this Agreement.

8. Representations and Warranties.

(a) Stadium represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. Stadium represents that (i) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect and (ii) the execution, delivery and performance of this Agreement by it does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Stadium represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 2,002,227 shares of Common Stock and has voting authority over such shares.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents and warrants that (i) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect and (ii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9. Termination.

(a) Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the date that is thirty (30) days prior to the deadline for delivery of notice under the Company’s Bylaws for the nomination of director candidates for election to the Board at the 2025 annual meeting of shareholders (the “2025 Annual Meeting”) (the “Termination Date”), it being understood that the Company shall be required to give sufficient advance notice to Stadium in the event the Company determines to advance or delay the 2025 Annual Meeting, so that Stadium will continue to have no less than 30 days to nominate at such meeting. Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate immediately upon the announcement of a Change of Control transaction involving the Company.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of Stadium pursuant to Sections 3 (Standstill), 4 (Mutual Non-Disparagement) and 6 (Public Statement; SEC Filings) shall terminate in the event that the Company materially breaches its obligations pursuant to 4 (Mutual Non-Disparagement) and 6 (Public Statement; SEC Filings) and such breach (if capable of being cured) has not been cured within fifteen (15) days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 4 (Mutual Non-Disparagement) shall require a determination of a court of competent jurisdiction that the Company has materially breached Section 4 (Mutual Non-Disparagement); and

(ii) the obligations of the Company pursuant to 4 (Mutual Non-Disparagement) and 6 (Public Statement; SEC Filings) shall terminate in the event that Stadium materially breaches its obligations in Sections 3 (Standstill), 4 (Mutual Non-Disparagement) and 6 (Public Statement; SEC Filings) and such breach (if capable of being cured) has not been cured within fifteen (15) days following written notice of such breach; provided, however, that any termination in respect of a breach of Sections 3 (Standstill) and 4 (Mutual Non-Disparagement) shall require a determination of a court of competent jurisdiction that Stadium has materially breached Sections 3 (Standstill) or 4 (Mutual Non-Disparagement).

(c) If this Agreement is terminated in accordance with this Section 9, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 11, 12, 13 and 15 shall survive the termination of this Agreement.

10. Expenses. The Company shall reimburse Stadium for documented out-of-pocket costs, fees, and expenses (including attorney’s fees and other legal expenses) incurred by Stadium in connection with its proposed nomination of directors and the negotiation and execution of this Agreement; provided, however, that such reimbursement shall not exceed $400,000.00 in the aggregate.

11. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending, if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Sleep Number Corporation 1001 Third Avenue South Minneapolis, Minnesota 55404		with mandatory copies (which shall not constitute notice) to: Sidley Austin LLP 787 Seventh Avenue New York, NY 10019
Attn:	Sam Hellfeld, Chief Legal and Risk Officer	Attn:	Kai H. Liekefett
Email:	sam.hellfeld@sleepnumber.com		Jessica Wood
		Email:	kliekefett@sidley.com
jessica.wood@sidley.com

If to Stadium: Stadium Capital Management, LLC 199 Elm St #6 New Canaan, CT 06840		with mandatory copies (which shall not constitute notice) to: Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019
Attn:	Kevin Baker and Dominic DeMarco	Attn:	Elizabeth R. Gonzalez-Sussman
Email:	kbaker@stadiumcapital.com and	Email:	egonzalez@olshanlaw.com
ddemarco@stadiumcapital.com

12. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the state courts of the State of Minnesota, or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Minnesota, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Minnesota or the Secretary of State of the State of Minnesota, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 11. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

13. Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief, without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

14. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Stadium, as applicable; provided, further, that, for purposes of this Agreement, Stadium shall not be an Affiliate or Associate of the Company, and the Company shall not be an Affiliate or Associate of Stadium; (b) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (c) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Minnesota are authorized or obligated to be closed by applicable law; (d) the term “Change of Control” shall be deemed to have occurred if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities, or (iii) the Company sells all or substantially all of its assets to a Third Party; (e) the term “Common Stock” means the common stock, par value $0.01 per share, of the Company; (f) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (g) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, joint venture, business combination, spin-off, financing, sale, recapitalization, restructuring, or other similar transaction with a third party, in each case, that results in a change in control of the Company, or the sale of all or substantially all of its assets; (h) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (i) the term “Representatives” means (i) a person’s Affiliates and controlled Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives, in each case, only to the extent such persons are acting in a capacity on behalf of, in concert with, or at the direction of such person or its Affiliates or controlled Associates; (j) the term “SEC” means the U.S. Securities and Exchange Commission; (k) the term “Shareholder Meeting” means each annual or special meeting of shareholders of the Company, or any action by written consent of the Company’s shareholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and (l) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

15. Miscellaneous.

(a) This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

(e) If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant, or restriction for any of such that is held invalid, void, or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

SLEEP NUMBER CORPORATION

By:	/s/ Sam Hellfeld
Name:	Sam Hellfeld
Title:	Chief Legal and Risk Officer

STADIUM:

By:	/s/ Alexander M. Seaver
Name:	Alexander M. Seaver
Title:	Managing Director

Signature Page to Cooperation Agreement

Exhibit A

Form of Press Release

Sleep Number Appoints Two New Independent Directors, Stephen Macadam and Hilary Schneider

Announces Cooperation Agreement with Shareholder Stadium Capital

Board to Form a Capital Allocation Committee, Comprised of New and Tenured Directors, to Provide Analysis and Recommendations to Board

MINNEAPOLIS -- (November 7, 2023) -- Sleep Number Corporation (Nasdaq: SNBR) today announced that it has appointed Stephen E. Macadam and Hilary A. Schneider to its Board of Directors (the “Board”), effective immediately, expanding the Board to twelve members. In conjunction with the appointments, Sleep Number entered into a cooperation agreement (the “Cooperation Agreement”) with Stadium Capital Management, LLC (collectively with its affiliates, “Stadium Capital”), one of the company’s shareholders.

Steve Macadam is the Chairman of Atmus Filtration Technologies Inc. and Veritiv Corporation and the former Chief Executive Officer of EnPro Industries, Inc. and BlueLinx Holdings Inc. Mr. Macadam also serves on the Board of Directors of Louisiana-Pacific Corporation. He possesses experience in areas that include capital allocation, corporate governance, supply chain and logistics and strategic planning.

Hilary Schneider was previously the Chief Executive Officer of Shutterfly, Inc. and serves on the Board of Directors of Vail Resorts, Inc., Getty Images Holdings, Inc., and DigitalOcean Holdings Inc. She previously served as the Chief Executive Officer of Wag! Group Co. and LifeLock, Inc. She possesses experience in areas that include consumer products and technology, corporate governance, executive compensation, and strategic planning.

“We are pleased to welcome Steve and Hilary, both accomplished public company executives and directors, to the Sleep Number Board,” said Shelly Ibach, Chair, President, and CEO of the company. “The continued evolution of our Board reflects our commitment to drive lasting shareholder value as we maximize our competitive advantages and fulfill our purpose of improving the health and well-being of society through higher quality sleep.”

Pursuant to the Cooperation Agreement, the Board has established a Capital Allocation and Value Enhancement Committee (the “Capital Allocation Committee”) to review the company’s use and investment of capital and make recommendations to the full Board. The four-member committee will include Mr. Macadam and Ms. Schneider along with Philip Eyler and Barbara Matas, with Mr. Macadam and Ms. Matas serving as co-Chairs of the committee.

Sleep Number’s Independent Lead Director, Michael J. Harrison said, “We are grateful to have reached an agreement with Stadium Capital on a constructive path forward and are looking forward to working with Steve and Hilary toward our common goal of delivering long-term value for our shareholders.”

“We are pleased to have reached an agreement with the Board on the appointment of two highly qualified, independent directors and the formation of a Capital Allocation Committee that will deliver analysis and recommendations to the full Board," said Alexander Seaver, Co-Founder and Managing Director of Stadium Capital. “We believe that Sleep Number is well positioned to navigate a dynamic market environment, and we are confident that Steve and Hilary can help the company drive long-term shareholder value.”

Stadium Capital has agreed to a customary standstill, voting commitment, and related provisions in connection with the Cooperation Agreement. A copy of the Cooperation Agreement will be included as an exhibit to the company’s current report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

Sidley Austin LLP is serving as legal counsel and Spotlight Advisors LLC is serving as financial and strategic advisor to Sleep Number. Olshan Frome Wolosky LLP is serving as legal counsel and Longacre Square Partners is serving as strategic advisor to Stadium Capital.

About Steve Macadam

Steve Macadam, 63, brings to the Board extensive leadership and operations experience growing and transforming businesses in the U.S. and globally. He has more than 30 years of experience advising and leading businesses in the packaging, building materials, and pulp and paper industries.

From 2008 to 2019, Mr. Macadam served as President and Chief Executive Officer of EnPro Industries, Inc. (NYSE: NPO), a manufacturer and provider of precision industrial components, solutions, and services. Previously, from 2005 to 2008, Mr. Macadam served as Chief Executive Officer of BlueLinx Holdings, Inc. (NYSE: BXC), a wholesale distributor of building and industrial products in the United States. Earlier in his career, Mr. Macadam was President and Chief Executive Officer of Consolidated Container Company LLC, the second largest blow molder of rigid plastic containers in North America at the time. Earlier, Mr. Macadam served with Georgia-Pacific Corporation where he held the positions of Executive Vice President, Pulp & Paperboard, and Senior Vice President, Containerboard & Packaging. He also served as a consultant and then as a Partner at McKinsey & Company.

Mr. Macadam currently serves on the boards of Atmus Filtration Technologies, Inc. (NYSE: ATMU), Veritiv Corporation (NYSE: VRTV), and Louisiana-Pacific Corporation (NYSE: LPX), and has previously served on the boards of Axiall Corporation (NYSE: AXLL), EnPro Industries, Inc., and Valvoline Inc. (NYSE: VVV). Mr. Macadam holds a bachelor’s degree in Mechanical Engineering from the University of Kentucky, a master’s degree in Finance from Boston College, and an MBA from Harvard Business School, where he was a Baker Scholar.

About Hilary Schneider

Hilary Schneider, 62, brings to the Board more than two decades of experience leading consumer technology companies. She is an accomplished executive with significant digital and innovation expertise and a track record of delivering superior customer experiences.

Ms. Schneider serves as a strategic advisor to the Board of Directors of Shutterfly, Inc. (Nasdaq: SFLY), following her tenure as Chief Executive Officer of Shutterfly, Inc. from 2020 until 2023. She also serves as a senior advisor for TPG Inc. and Water.org, Inc., a non-profit organization.

Prior to joining Shutterfly, Ms. Schneider served as Chief Executive Officer of Wag! Group Co. (Nasdaq: PET), the country’s largest on-demand mobile dog walking and dog care service, from 2018 to 2019. Prior to this role, she served as President and Chief Executive Officer of LifeLock, Inc. (formerly NYSE: LOCK), the leader in identity theft protection, from March 2016 until its acquisition by Symantec Corp. (formerly Nasdaq: SYMC) in February 2017.

She previously served in a variety of senior roles at Yahoo! Inc. from 2006 to 2010, including leading the company’s Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo! Inc., she held senior leadership roles at Knight Ridder, Inc. (formerly NYSE: KRI) from 2002 to 2005, including Chief Executive Officer of Knight Ridder Digital. From 2000 to 2002, she served as President and Chief Executive Officer of Red Herring Communications. She also held numerous roles at Times Mirror Company (formerly NYSE: TMS) from 1990 to 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun.

Ms. Schneider currently serves on the boards of DigitalOcean Holdings Inc. (NYSE: DOCN), Getty Images Holdings Inc. (NYSE: GETY), and Vail Resorts Inc. (NYSE: MTN). She previously served on the boards of SendGrid, Inc. (NYSE: SEND) from 2017 to 2019 and LogMeIn Inc. (formerly Nasdaq: LOGM) from 2011 to 2014. Ms. Schneider holds a bachelor’s degree in economics from Brown University and an MBA from Harvard Business School.

About Sleep Number Corporation

Sleep Number is a wellness technology company. We are guided by our purpose to improve the health and wellbeing of society through higher quality sleep; to date, our innovations have improved over 15 million lives. Our wellness technology platform helps solve sleep problems, whether it’s providing individualized temperature control for each sleeper through our Climate360® smart bed or applying our 23 billion hours of longitudinal sleep data and expertise to research with global institutions.

Our smart bed ecosystem drives best-in-class engagement through dynamic, adjustable, and effortless sleep with personalized digital sleep and health insights; our millions of Smart Sleepers are loyal brand advocates. And our almost 4,500 mission-driven team members passionately innovate to drive value creation through our vertically integrated business model, including our exclusive direct-to-consumer selling in over 650 stores and online.

To learn more about life-changing, individualized sleep, visit a Sleep Number store near you, our newsroom and investor relations sites, or SleepNumber.com.

Forward Looking Statements

Statements used in this news release relating to future plans, or events, are forward-looking statements subject to certain risks and uncertainties. Additional information concerning these and other risks and uncertainties is contained in the company’s filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

Contacts

For Sleep Number:

Investor Relations

Dave Schwantes

(763) 551-7498

investorrelations@sleepnumber.com

Media

Julie Elepano

julie.elepano@sleepnumber.com